EXHIBIT 3.1



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   CCAIR, INC.


         CCAIR, Inc., a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. The name of the Corporation is CCAIR, Inc. (the "Corporation"). The Corporation was originally incorporated under the name Carolina Sunbird Airlines, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 16, 1984, and has been subsequently amended from time to time (the original Certificate of Incorporation and all amendments thereto are hereby collectively referred to as the "Certificate of Incorporation").

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation.

         3. This Amended and Restated Certificate of Incorporation set forth below was approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, the stockholders of the Corporation having approved the Amendment to Article Fourth at a meeting of stockholders duly held on June 25, 1998 at which a quorum was present.

         4. The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

         First.            The name of the Corporation is CCAIR, Inc.

         Second. The address of its registered office in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is the Corporation Trust Company.

         Third. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of Delaware.

         Fourth. The total number of shares which the Corporation has authority to issue is Thirty Million (30,000,000) shares of Common Stock, par value of One Cent ($0.01) per share, with each stockholder of the Corporation entitled


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                           to one (1) vote for each share of Common Stock held
                           by such stockholder.

         Fifth. The board of directors is authorized to make, alter or repeal the Bylaws of the Corporation. Election of directors need not be by written ballot.

         Sixth.            The name and mailing address of the incorporator is:

                                  L. M. Curtis
                              100 West Tenth Street
                           Wilmington, Delaware 19801

         Seventh. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this
                           Article 8 shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or
                           (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provisions of this article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         IT WITNESS WHEREOF, said CCAIR, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Kenneth W. Gann, its President, and Eric W. Montgomery, its Secretary, this 29th day of June, 1998.

                                         CCAIR, INC.



Attest:                                  By:          /s/ Kenneth W. Gann
                                                ------------------------------

                                         Title:       President
                                                ------------------------------


   /s/ Eric W. Montgomery
----------------------------
Secretary